Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of XL Fleet Corp. on Form S-8 of our report dated March 31, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is May 17, 2021, with respect to our audits of the consolidated financial statements of XL Fleet Corp. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 appearing in the Annual Report on Form 10-K of XL Fleet Corp. for the year ended December 21, 2020.

/s/ Marcum llp

Marcum llp

Melville, NY

November 29, 2021